Exhibit 10.5

KIMCO REALTY CORPORATION

EXECUTIVE SEVERANCE PLAN

PRELIMINARY STATEMENTS

Kimco Realty Corporation, a Maryland corporation (the “Company”), has adopted this Kimco Realty Corporation Executive Severance Plan (the “Plan”) to provide key employees of the Company and its affiliates and subsidiaries with severance protection under covered circumstances.

ARTICLE I.

DEFINITIONS AND INTERPRETATIONS

Section 1.01

Definitions.

Capitalized terms used in this Plan shall have the following respective meanings, except as otherwise provided or as the context shall otherwise require:

“Annual Base Salary” shall mean the base salary paid to a Participant on an annual basis exclusive of any bonus payments, commission payments or additional payments under any benefit plan of the Company.

“Benefit Continuation” shall have the meaning set forth in Section 3.01(b).

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean (a) conviction of a crime (including conviction on a nolo contendere plea) involving the commission by a Participant of a felony or of a criminal act involving, in the good faith judgment of the Company, fraud, dishonesty, or moral turpitude; (b) deliberate and continual refusal to perform employment duties reasonably requested by the Company or an affiliate after thirty (30) days’ written notice by certified mail of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury); (c) fraud or embezzlement determined in accordance with the Company’s normal, internal investigative procedures consistently applied in comparable circumstances; (d) misconduct or negligence in connection with the business of the Company or an affiliate which has a substantial adverse effect on the Company or the affiliate; (e) a breach of fiduciary duty to the Company; or (f) violation of any of the Company policies prohibiting harassment or discrimination in the workplace.  Determination of Cause shall be made by the Compensation Committee (or its delegate pursuant to Section 4.06) in its sole discretion.

“Change in Control” shall mean (a) a transaction or series of transactions resulting in more than 50% of the voting stock of the Company being held by a Person or Group (as defined in Rule 13d-5 under the Exchange Act) that does not include the Company; (b) the date on which a majority of the members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; (c) the consummation by the Company of a sale or other disposition of all or substantially all of the assets of the Company, in any single transaction or series of related transactions, to a Person (as defined in Rule 13d-5 under the Exchange Act) who is not an affiliate of the Company or an entity in which the shareholders of the Company immediately prior to such transaction do not control more than 50% of the voting power immediately following the transaction; (d) a merger, consolidation, reorganization or business combination of the Company into another entity which is not an affiliate of the Company or an entity in which the shareholders of the Company immediately prior to such transaction do not control more than 50% of the voting power immediately following the transaction; or (e) the approval by the Company’s stockholders of a liquidation or dissolution of the Company; provided, that the transaction or event described in (a), (b), (c), (d) or (e) constitutes a “change in control event” as defined in Section 1.409A-3(i)(5) of the Department of Treasury Regulations.

“Change in Control Period” shall have the meaning set forth in Section 3.02.

“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference in this Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

“Company” shall mean Kimco Realty Corporation and its affiliates, subsidiaries, successors and assigns.

“Compensation Committee” shall mean the Compensation Committee of the Board.

“Disability” shall mean, when used with reference to any Participant, that such Participant is incapable of performing his or her usual and customary duties for the Company, with or without reasonable accommodation, due to a physical or mental impairment that is expected to result in death or can be expected to last for a continuous period of not less than twelve months.  A Participant’s receipt of disability benefits for a period of not less than three months under the Company’s long-term disability benefits plan or receipt of Social Security disability benefits shall be deemed conclusive evidence of Disability for purposes of this Plan.

“Effective Date” shall mean the date that the Board adopts this Plan.

“Equity Award Acceleration” shall have the meaning set forth in Section 3.01(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excise Tax” shall have the meaning set forth in Section 3.04.

“First Payment Date” shall have the meaning set forth in Section 3.01(a).

“Good Reason” shall mean a Participant having “Good Reason” to terminate his or her employment with the Company following a Change in Control upon the occurrence (without the Participant’s prior written consent) of (a) a diminution in the Participant’s Annual Base Salary, (b) a material diminution in the Participant’s authority, duties or responsibilities, (c) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, (d) a material change in the geographic location at which the Participant must perform the services, or (e) any other action or inaction that constitutes a material breach by the Company of any written agreement under which the Participant provides services; provided, however, that, notwithstanding the foregoing, the Participant may not resign his or her employment for Good Reason unless (i) the Participant has provided the Company with at least thirty (30) days prior written notice of his or her intent to resign for Good Reason (which notice must be provided within ninety (90) days following the occurrence of the event(s) purported to constitute Good Reason); and (ii) the Company has not remedied the alleged violation(s) within the thirty-day period following its receipt of such notice.

“Installment Payments” shall have the meaning set forth in Section 3.01(a).

“Parachute Value” of a Payment shall mean the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

“Participants” shall mean those employees of the Company or any of its subsidiaries who are from time to time designated as Participants in accordance with Section 2.01(b).

“Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise.

“Plan” shall mean this Kimco Realty Corporation Executive Severance Plan, as amended, supplemented or modified from time to time in accordance with its terms.

“Prior Year Annual Bonus” shall mean the actual annual bonus paid to a Participant for the year prior to the year in which the Termination Date occurs.

“Safe Harbor Amount” shall mean 2.99 times the Participant’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

“Severance Payment” shall have the meaning set forth in Section 3.01(a).

“Severance Period” shall have the meaning set forth in Section 3.01(a).

 “Termination Date” shall mean, with respect to any Participant, the actual date of the Participant’s Termination of Employment.

“Termination of Employment” shall mean the time when the employee-employer relationship between the Participant and the Company or any subsidiary of the Company is terminated for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement; provided, that such “Termination of Employment” constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

“Termination Notice” shall mean written notice from the Company to any Participant stating that the Participant’s employment is terminated for Cause or Disability in accordance with Section 2.02.

Section 1.02

Interpretation.

In this Plan, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” refer to this Plan as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section, means such Article or Section hereof and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

ARTICLE II.

ELIGIBILITY AND BENEFITS

Section 2.01

Eligible Employees.

(a)

This Plan is only for the benefit of Participants, and no other employees, personnel, consultants or independent contractors shall be eligible to participate in this Plan or to receive any rights or benefits hereunder.

(b)

The initial Participants are set forth on Exhibit A.  The Compensation Committee shall be authorized from time to time after the Effective Date to designate as Participants one or more employees of the Company (including new hires).

Section 2.02

Termination Notices from Company.

For purposes of this Plan, in order for the Company to terminate any Participant’s employment for Cause, the Company must give a Termination Notice to such Participant, which notice shall be dated as of the date it is given to such Participant, shall specify the Termination Date and shall state that the termination is for Cause and shall set forth in reasonable detail the particulars thereof. For purposes of this Plan, in order for the Company to terminate any Participant’s employment for Disability, the Company must give a Termination Notice to such Participant, which notice shall be dated as of the date it is given to such Participant, shall specify the Termination Date and shall state that the termination is for Disability and shall set forth in reasonable detail the particulars thereof. Any Termination Notice given by the Company that does not comply, in all material respects, with the foregoing requirements shall be invalid and ineffective for purposes of this Plan.

ARTICLE III.

SEVERANCE AND RELATED TERMINATION BENEFITS

Section 3.01

Termination of Employment.

Except as set forth in Section 3.02, in the event that a Participant incurs a Termination of Employment by the Company and its subsidiaries without Cause, then, subject to Section 3.03, such Participant shall be entitled to receive the following severance benefits:

(a)

A severance payment in an amount equal to two times the sum of (i) the Participant’s current Annual Base Salary on the Termination Date and (ii) the Participant’s Prior Year Annual Bonus (the “Severance Payment”) during the period beginning on the Termination Date and ending on the second anniversary of the Termination Date (the “Severance Period”).  The Severance Payment shall be paid in equal installments during the Severance Period, in accordance with the Company’s customary payroll practices; provided, however, that the first payment shall be made on the first payroll payment date occurring on or after the 60th day following the Termination Date (the “First Payment Date”) and any installment that would otherwise have been paid prior to the First Payment Date shall instead be paid on the First Payment Date; provided, further, that no payment shall be made pursuant to this section on and following the date the Participant first violates any of the restrictive covenants set forth in Exhibit B.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), a Participant’s right to receive the Severance Payment in the form of installment payments (the “Installment Payments”) shall be treated as a right to receive a series of separate payments and, accordingly, each Installment Payment shall at all times be considered a separate and distinct payment.

(b)

If the Participant elects to continue coverage under the Company’s group health plan in accordance with the COBRA continuation coverage requirements, then the Company shall pay the full cost of the Participant’s COBRA premiums (the “Benefit Continuation”) for the period beginning on the Termination Date and ending on the eighteen-month anniversary of the Termination Date (such Benefit Continuation period running concurrently with the COBRA continuation period); provided, however, that no benefits will be provided pursuant to this section on and following the date the Participant first violates any of the restrictive covenants set forth in Exhibit B.

(c)

Notwithstanding anything to the contrary in any equity plan of the Company or any equity award agreement between the Participant and the Company, the Participant’s unvested stock options and restricted stock awards (but not unvested performance shares, performance awards or other awards other than stock options and restricted stock awards) shall become vested as of the Termination Date and shall remain exercisable following the Termination Date in accordance with the terms of the Participant’s equity award agreements (the “Equity Award Acceleration”).

For the avoidance of doubt, except as provided in Section 3.02, in no event shall the Participant be entitled to any Severance Payment, Benefit Continuation or Equity Award Acceleration under this Section 3.01 in the event that the Participant resigns for any reason or otherwise terminates employment due to death, Disability or for Cause.

Section 3.02

Termination of Employment Following a Change in Control.

In the event that, during the period beginning on the date of a Change in Control and ending on the second anniversary of such Change in Control (the “Change in Control Period”), a Participant incurs a Termination of Employment (a) by the Company and its subsidiaries without Cause or (b) by the Participant for Good Reason, then, subject to Section 3.03, the Participant will be entitled to receive the Severance Payment, Benefit Continuation and Equity Award Acceleration set forth in Section 3.01.  The Severance Payment shall be paid in a single lump sum cash payment on the First Payment Date and the Benefit Continuation and Equity Award Acceleration shall be provided as set forth, respectively, in Sections 3.01(b) and 3.01(c); provided, however, that no payment shall be made or benefit provided pursuant to this section on and following the date the Participant first violates any of the restrictive covenants set forth in Exhibit B.

Section 3.03

Conditions to Receipt of Severance Benefits.

A Participant’s receipt of any payment or benefits under this Article III shall be conditioned on and subject to such Participant’s (a) execution of a Restrictive Covenants Agreement in substantially the form attached hereto as Exhibit B and (b) execution and non-revocation of a Waiver and Release of Claims Agreement in substantially the form attached hereto as Exhibit C, within the applicable time periods for execution following the Termination Date, as set forth in such agreements.

Section 3.04

Limitations on Payments.

(a)

In the event that it shall be determined that any payment or distribution to or for the benefit of any Participant under this Plan or under any other Company plan, contract or agreement would, but for the effect of this Section, be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (collectively, such excise tax, together with any such interest or penalties, the “Excise Tax”), then, in the event that the after-tax value of all Payments to a Participant (such after-tax value to reflect the deduction of the Excise Tax and all income or other taxes on such Payments) would, in the aggregate, be less than the after-tax value to the Participant of the Safe Harbor Amount, (a) the cash portions of the Payments payable to the Participant under this Plan shall be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to the Participant, in the aggregate, equals the Safe Harbor Amount, and (b) if the reduction of the cash portions of the Payments, payable under this Plan, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then any cash portions of the Payments payable to the Participant under any other plans shall be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to the Participant, in the aggregate, equals the Safe Harbor Amount, and (c) if the reduction of all cash portions of the Payments, payable pursuant to this Plan and otherwise, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then non-cash portions of the Payments shall be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to the Participant, in the aggregate, equals the Safe Harbor Amount.  All calculations under this section shall be determined by the Company and the Company’s outside auditors.

(b)

Notwithstanding anything to the contrary in this Plan, no payments shall be paid to a Participant prior to or during the six-month period following such Participant’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) if the Company determines that paying such amounts at the time or times indicated in this Plan would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then, on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Participant’s death), the Company shall pay the Participant a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such period.  To the extent applicable, this Plan shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury regulations issued thereunder.

Section 3.05

Limitations of Benefits.

(a)

Notwithstanding anything to the contrary in this Plan, the Company’s obligation to provide Benefit Continuation for any Participant shall cease if and when such Participant becomes employed by a third party that provides such Participant with health and welfare benefits.

(b)

Notwithstanding anything to the contrary in this Plan, in the event that a Participant is entitled to severance benefits under any other employment agreement, severance agreement or similar agreement between the Participant and the Company, (i) the Severance Payment payable under this Plan shall be reduced (but not below $0.00) by the aggregate amount of all similar severance payments and benefits due to such Participant under such other agreement, and (ii) the Benefit Continuation under this Plan shall be provided only during the period beginning on the last day that the Participant is entitled to similar benefits under such other agreement and ending on the eighteen-month anniversary of the Termination Date.

Section 3.06

Plan Unfunded; Participant's Rights Unsecured.

The Company shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any benefit hereunder.  The right of any Participant to receive the benefits provided for herein shall be an unsecured claim against the general assets of the Company.

ARTICLE IV.

MISCELLANEOUS PROVISIONS

Section 4.01

Cumulative Benefits.

Except as provided in Section 3.05 or as otherwise agreed to between the Company and the Participant, the rights and benefits provided to any Participant under this Plan are cumulative of, and are in addition to, all of the other rights and benefits provided to such Participant under any benefit plan of the Company or any agreement between such Participant and the Company or any of its subsidiaries.

Section 4.02

No Mitigation.

No Participant shall be required to mitigate the amount of any payment provided for in this Plan by seeking or accepting other employment following a termination of his or her employment with the Company or otherwise.  The amount of any cash payment provided for in this Plan shall not be reduced by any cash compensation earned by a Participant as the result of employment by another employer or by retirement benefits.

Section 4.03

Amendment or Termination.

The Board may amend or terminate the Plan at any time; provided, however, that no such termination or amendment may materially and adversely affect any rights of any Participant who has incurred a Termination of Employment prior to the date of such termination or amendment; provided, further, that the Plan cannot be terminated or materially amended during the Change in Control Period.  Notwithstanding the foregoing, the Plan shall terminate when all of the obligations to Participants hereunder have been satisfied in full.

Section 4.04

Enforceability.

The failure of a Participant or the Company or any of its subsidiaries to insist upon strict adherence to any term of the Plan on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of the Plan.

Section 4.05

Dispute Resolution.  Any dispute or controversy arising under, out of, in connection with or in relation to this Plan shall, at the election and upon written demand of the Company or any Participant, be finally determined and settled by arbitration in Garden City, New York in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.  In such arbitration, each party shall bear its own legal fees and related costs, except that the parties shall share the fee of the arbitrator, where the Participant pays an amount equal to the cost of the filing fee or purchasing an index number in federal or state court, whichever is less.  To the extent that any claim is found not to be subject to arbitration, such claim shall be either decided by the U.S. District Court for the Eastern District of New York, or the Supreme Court in and for Nassau County, New York and all such claims shall be adjudicated by a judge sitting without a jury.  The prevailing party in any such proceeding shall be entitled to collect from the other party all legal fees and expenses as permitted by law.  Notwithstanding the foregoing, the dispute resolution procedures set forth in this Sections 4.05 shall not apply to any matter which, by the express provisions of this Plan, is to be finally determined by the Compensation Committee.

Section 4.06

Administration.

(a)

The Compensation Committee shall have full and final authority to make determinations with respect to the administration of this Plan, to construe and interpret its provisions and to take all other actions deemed necessary or advisable for the proper administration of this Plan, but such authority shall be subject to the provisions of this Plan; provided, however, that, to the extent permitted by applicable law, the Compensation Committee may from time to time delegate such administrative authority to a committee of one or more members of the Board or one or more officers of the Company, except that in no event shall any such administrative authority be delegated to an officer with respect to such officer’s status as a Participant.  No discretionary action by the Compensation Committee shall amend or supersede the express provisions of this Plan.

(b)

The members of the Compensation Committee shall receive no additional compensation for their services relating to this Plan.  Any expenses properly incurred by the Compensation Committee incident to this Plan shall be paid by the Company.

(c)

The Company shall indemnify and hold harmless each member of the Compensation Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member's own gross negligence or willful cause.  Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

Section 4.07

Consolidations, Mergers, Etc.

In the event of a merger, consolidation or other transaction, nothing herein shall relieve the Company from any of the obligations set forth in the Plan; provided, however, that nothing in this Section 4.07 shall prevent an acquirer of or successor to the Company from assuming the obligations, or any portion thereof, of the Company herender pursuant to the terms of the Plan (provided, that such acquirer or successor provides adequate assurances of its ability to meet this obligation).  In the event that an acquirer of or successor to the Company agrees to perform the Company's obligations, or any portion thereof, hereunder, the Company shall require any person, firm or entity which becomes its successor to expressly assume and agree to perform such obligations in writing, in the same manner and to the same extent that the Company would be required to perform hereunder if no such succession had taken place.

Section 4.08

Successors and Assigns.

This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns. This Plan and all rights of each Participant shall inure to the benefit of and be enforceable by each such Participant and his or her personal or legal representatives, executors, administrators, heirs and permitted assigns.  If any Participant should die while any amounts are due and payable to such Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant’s devisees, legatees or other designees or, if there be no such devisees, legatees or other designees, to such Participant’s estate.  No payments, benefits or rights arising under this Plan may be assigned or pledged by any Participant, except under the laws of descent and distribution.

Section 4.09

Notices.

All notices and other communications provided for in this Plan shall be in writing and shall be sent, delivered or mailed, addressed as follows: (a) if to the Company, at the Company’s principal office address or such other address as the Company may have designated by written notice to all Participants for purposes hereof, directed to the attention of the Chief Financial Officer of the Company (or such other officer as may be designated by the Company), and (b) if to any Participant, at his or her residence address on the records of the Company or to such other address as he or she may have designated to the Company in writing for purposes hereof.  Each such notice or other communication shall be deemed to have been duly given or mailed by United States certified or registered mail, return receipt requested, postage prepaid, except that any change of notice address shall be effective only upon receipt.

Section 4.10

Tax Withholdings.

The Company shall have the right to deduct from any payment or benefit hereunder all federal, state and local taxes which are required to be withheld therefrom.

Section 4.11

No Employment Rights Conferred.  This Plan shall not be deemed to create a contract of employment between any Participant and the Company and/or any of its subsidiaries.  Nothing contained in this Plan shall (a) confer upon any Participant any right with respect to continuation of employment with the Company or any of its subsidiaries or (b) subject to the rights and benefits of any Participant hereunder, interfere in any way with the right of the Company or any of its subsidiaries to terminate such Participant's employment at any time.

Section 4.12

Severability.

If any provision of the Plan is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Plan shall not be affected thereby.

Section 4.13

Governing Law.

This Plan shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to its conflict of laws rules, and applicable federal law.

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of this Plan, Kimco Realty Corporation has caused this Plan to be duly executed in its name and behalf by its proper officer thereunto duly authorized as of the Effective Date.

Kimco Realty Corporation

By: /s/ Milton Cooper

Printed Name: Milton Cooper

Title: Executive Chairman

EXHIBIT A

Participant Name

EXHIBIT B

RESTRICTIVE COVENANTS AGREEMENT

In consideration for the receipt of those certain severance payments and benefits set forth in the Kimco Realty Corporation Executive Severance Plan (the “Severance Plan”), [                      ] (the “Executive”) agrees to enter into and be bound by the terms and provisions of this Restrictive Covenants Agreement.  Capitalized terms used in this Restrictive Covenants Agreement but not otherwise defined herein shall have the meanings given to such terms in the Severance Plan.

1.

Non-Solicitation.  During the period beginning on the Termination Date and ending on the second anniversary of the Termination Date (or the first anniversary of the Termination Date if the Termination Date occurs during the Change in Control Period) (either such period, the “Restricted Period”), the Executive shall not (a) in any capacity, solicit for employment, or recommend that another person solicit for employment, any person who was at any time during the one(1) year period immediately prior to the Termination Date an employee, sales representative or agent of the Company or any subsidiary or affiliate of the Company; (b) on behalf of himself, or any other person, firm or corporation, solicit any of the Company’s customers, clients, landlords, owners, tenants, and business or joint venture partners with whom the Executive has had contact while working for the Company; or (c) in any way, directly or indirectly, for himself, or any other person, firm, corporation or entity, divert, or take away any of the Company’s customers, clients, landlords, owners, tenants, suppliers and business or joint venture partners with whom Executive has had contact.  For purposes of this Section, the term “contact” shall mean engaging in any communication, whether written or oral, with the customer, client, landlord, owner, tenant, supplier and business or joint venture partner or any representative thereof, or obtaining any information with respect to such customer, client, landlord, owner, tenant, supplier and business or joint venture partner or representative thereof that results in a material loss of existing business for the Company.  If the Executive breaches this provision, the Restricted Period for non-solicitation shall not expire until the Executive is out of breach for a period of one (1) year.

2.

Confidentiality.  Following the Executive’s Termination of Employment, the Executive shall not use or disclose to any individual or entity any Confidential Information (as defined below) except as authorized in writing by the Company or as required by law or legal process; provided, that prior written notice of such required disclosure is provided to the Company and that all reasonable efforts to preserve the confidentiality of such information shall be made.  As used herein, “Confidential Information” shall mean information that (a) is used or potentially useful in the Company’s business, (b) the Company treats as proprietary, private or confidential, and (c) is not generally known to the public.  “Confidential Information” includes, without limitation, information relating to the Company’s products or services; marketing, selling or business or development plans; current or prospective customer, client, landlord, owner and tenant lists and data, trade secrets, call lists, manuals, policies, memoranda, notes, records, technical data, sketches, plans, drawings, formulae, research and development data, sources of supply and material, operating and cost data, financial information and personnel information. “Confidential Information” also includes proprietary and/or confidential information of the Company’s customers, clients, landlords, owners, tenants, suppliers and business or joint venture partners who may share such information with the Company pursuant to a confidentiality agreement or otherwise.

3.

Non-Disparagement.  The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives or affiliates, either orally or in writing at any time; provided, that the Executive may confer in confidence with his legal representatives and make truthful statements as required by law.

4.

Interpretation.  In the event that the terms of this Restrictive Covenants Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

5.

Remedies.  The Executive recognizes and acknowledges that a breach of the covenants contained in this Restrictive Covenants Agreement will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained herein, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

6.

Definition of Company.  As used in this Restrictive Covenants Agreement, the term “Company” shall include the Company, its parent, related entities, and any of its direct or indirect subsidiaries.

Acknowledged and Agreed:

[Executive]

Date:

EXHIBIT C

FORM OF WAIVER AND RELEASE OF CLAIMS AGREEMENT1

[                ] (the “Releasor”) on behalf of himself and his spouse and child or children (if any), and his heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, hereby forever releases and discharges Kimco Realty Corporation, a Maryland corporation (the “Company”), and any of its past, present, or future parent, affiliated, related, and/or subsidiary entities, and all of the past and present directors, shareholders, officers, general or limited partners, members, employees, agents, attorneys, advisors, representatives, successors and assigns of such entities, and employee benefit plans in which the Releasor is or has been a participant by virtue of his employment with the Company (collectively, the “Releasees”), from, and covenants not to sue any of the Releasees with respect to, any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which the Releasor has or may have had against such Releasees or any of them arising out of, resulting from, relating to, based upon or otherwise in connection with, in whole or in part, any events or circumstances arising or occurring on or prior to the date this Waiver and Release of Claims Agreement (the “Release”) is executed, including, without limitation, any and all Claims directly or indirectly arising out of, relating to or in any other way involving in any manner whatsoever (a) the Releasor’s employment with the Company or its subsidiaries or the termination thereof, (b) the Releasor’s status at any time as a holder of any securities of the Company and (c) any and all Claims arising under federal, state, or local laws relating to employment, or securities, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, and similar state or local statutes, ordinances, and regulations; provided, however, notwithstanding anything to the contrary set forth herein, that this general release shall not extend to benefit claims under employee pension benefit plans in which the Releasor is a participant by virtue of his employment with the Company or its subsidiaries or to benefit claims under employee welfare benefit plans for occurrences (e.g., medical care, death, or onset of disability) arising after the execution of this Release by the Releasor.

[The Releasor understands that this Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA).  The Releasor understands and warrants that he has been given a period of 21 days to review and consider this release.  The Releasor further warrants that he understands that he may use as much or all of his 21-day period as he wishes before signing, and warrants that he has done so.  The Releasor further warrants that he understands that, with respect to the release of age discrimination claims only, he/ has a period of seven days after executing on the second signature line below to revoke the release of age discrimination claims by notice in writing to the Company.]

The Releasor is hereby advised to consult with an attorney prior to executing this Release.  By his signature below, the Releasor warrants that he has had the opportunity to do so and to be fully and fairly advised by that legal counsel as to the terms of this Release.

ACKNOWLEDGEMENT [(AS TO ALL CLAIMS
OTHER THAN AGE DISCRIMINATION CLAIMS)]

The undersigned, having had full opportunity to review this Release with counsel of his choosing, signifies his agreement to the terms of this Release (other than as it relates to age discrimination claims) by his signature below.

[Releasor]	Date

1 Note:  Bracketed ADEA-related provisions to be included to the extent applicable.

ACKNOWLEDGEMENT (AGE DISCRIMINATION CLAIMS)

The undersigned, having had full opportunity to review this release with counsel of his choosing, signifies his agreement to the terms of this release (as it relates to age discrimination claims) by his signature below.

[Releasor]	Date